Exhibit 99.1


                                                         Corporate Headquarters:
                                                            4555 Montgomery Road
                                                          Cincinnati, Ohio 45212
                                                             Phone: 513.351.6666
FIDELITY FINANCIAL OF OHIO, INC.                         Facsimile: 513.458.3473

For Immediate Release
September 28, 1998


For more information contact:
Fidelity Federal Savings Bank                     Glenway Financial Corporation
4555 Montgomery Road                              5535 Glenway Avenue
Cincinnati, OH 45212                              Clincinnati, OH 45238
(513) 351-6666                                    (513) 922- 5959
Contact: John R. Reusing                          Contact: Robert R. Sudbrook




                                MERGER OF EQUALS

Fidelity Financial of Ohio, Inc. ("Fidelity") ( Nasdaq National Market: FFOH) and Glenway Financial Corporation ("Glenway") (Nasdaq National Market: GFCO) announced today a merger of equals, forming a $835 million savings bank with 17 branches in Southwestern Ohio. Fidelity is the holding company for Fidelity Federal Savings Bank ("Fidelity Bank") and Glenway is the holding company for Centennial Savings Bank ("Centennial Bank").

The merger of equals will involve the merger of Glenway into a subsidiary of Fidelity which will result in each shareholder of Glenway receiving 1.50 shares of Fidelity common stock in exchange for each share of Glenway common stock and cash in lieu of fractional shares followed immediately by the merger of Fidelity Bank into Centennial Bank.

The Board of Directors of the combined company will consist of seven representatives designated by Fidelity and five representatives designated by Glenway. John R. Reusing will be the Chairman of the Board of Fidelity and President of Centennial Bank and Robert R. Sudbrook will be the President and Chief Executive Officer of Fidelity and Chairman of the Board and Chief Executive Officer of Centennial Bank.

The merger is expected to be completed in the first quarter of 1999, following the receipt of all regulatory and shareholder approvals. It is intended that the transactions constitute a tax-free reorganization under the Internal Revenue Code, so that shareholders of Glenway will not recognize gain or loss in connection with the exchange. In addition, it is intended that the merger be accounted for as a "pooling of interest" so that no goodwill be created.

Robert R. Sudbrook, President and Chief Executive Officer of Glenway, commented:
"This merger of equals presents a unique opportunity for us to achieve an asset size, and related economies of scale, more quickly as a combined company than either of us could have achieved independently. Glenway and Fidelity complement each other in many important ways that will enable the combined company to maximize the individual strength of the two companies. The

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combined company will benefit from a management team, operating systems and capital level that will position us strategically to compete effectively in the changing financial services industry. Our board took a long-term view in assessing the merits of this combination.

John R. Reusing, President and Chief Executive Officer of Fidelity stated:
"Based on current asset sizes, the combined entity will be the largest savings bank headquartered in Hamilton County when the merger is completed. As a result of this merger of equals, we will achieve significant cost savings and are confident that additional revenues will be generated as a result of our expanded market share. In addition to geographic expansion, the larger infrastructure of the combined company will support expansion of product lines, particularly business and commercial financial services. We are excited about the opportunities this merger presents to the shareholders, employees and customers of both companies."

This transaction is expected to be accretive to earnings per share in the first full year of combined operations for both sets of shareholders. Cost savings of approximately $1.7 million or 12% of the combined last 12 months G&A expenses are anticipated.

In connection with the agreement, Glenway granted Fidelity an option to acquire up to 19.9% of the outstanding Glenway common stock upon the occurrence of certain events. Concurrently, Fidelity granted Glenway an option to acquire up to 19.9% of the outstanding Fidelity common stock upon the occurrence of certain events, which events are essentially the same as those set forth in the Glenway option.

At June 30, 1998, Fidelity had consolidated assets of $531.9 million and total stockholders' equity of $66.0 million. Fidelity Bank operates 12 banking offices in the Greater Cincinnati area, including Hamilton and Butler Counties.

At June 30, 1998, Glenway had consolidated assets of $303.3 million and total stockholders' equity of $29.2 million. Centennial Bank operates five banking offices in the Greater Cincinnati area, primarily western Hamilton county.







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